UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report: January 24, 2014
(Date of earliest event reported)

DIGIRAD CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-50789	33-0145723
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1048 Industrial Court
Suwanee, GA 30024
(Address of principal executive offices, including zip code)
(858) 726-1600
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement.
Digirad Corporation, or the Company, entered into a Termination Agreement, dated as of January 15, 2014, associated with its Commercial Lease Agreement with B. Young Properties, LLC for office and warehouse space located in Poway, California, comprising of approximately 47,000 square feet of rentable space, which Termination Agreement was effective January 24, 2014.
The original term of the lease was from March 1, 2010 through February 29, 2016. Under the Termination Agreement, the Company will pay a termination fee of $473,050, of which $315,366.66 was paid on January 27, 2014 and the remaining amount of $157,683.34 will be paid on April 1, 2014. The lease term will now end on April 30, 2014.
Item 2.05 Costs Associated with Exit or Disposal Activities.
In connection with the Termination Agreement discussed under “Item 1.02, Termination of a Material Definitive Agreement”, the Company will exit the facility located in Poway, California and move to a new, lower cost facility. This action was undertaken as the current space located in Poway, California has excess space and capacity as the Company is moving its manufacturing operations to an outsourced provider offsite. In connection with exiting the facility, the Company expects to incur a termination fee of $473,050, as described above, and moving and related costs of approximately $250,000. These costs will be recognized as restructuring and related costs within fiscal year 2014.
Item 9.01.  Financial Statements and Exhibits
 (d)  Exhibits.
Exhibit No.    Description

10.1	Termination Agreement, dated as of January 15, 2014, by and between Digirad Corporation and B. Young Properties, LLC.

99.1	Press release, dated January 27, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIGIRAD CORPORATION

By:	/s/ Jeffry R. Keyes
Jeffry R. Keyes Chief Financial Officer

Date:    January 27, 2014

EXHIBIT INDEX

Exhibit No.	Description
10.1	Termination Agreement, dated as of January 15, 2014, by and between Digirad Corporation and B. Young Properties, LLC.

99.1	Press release, dated January 27, 2014.